Exhibit 10.1

Execution Version

REVOLVING FACILITY REFINANCING AGREEMENT

This REVOLVING FACILITY REFINANCING AGREEMENT, dated as of June 26, 2024 (this “Refinancing Agreement”), is being entered into by Essent Group Ltd., a Bermuda exempted company limited by shares with registration number 42085 (“Essent”), Essent Irish Intermediate Holdings Limited, an Irish private company limited by shares having company number 541443 (“Essent IIH”), Essent US Holdings, Inc., a Delaware corporation (“Essent USH”), Bank of America, N.A., as administrative agent under the Fourth A&R Credit Agreement (as defined below) (in such capacity, the “Successor Agent”), JPMorgan Chase Bank, N.A., as administrative agent under the Existing Credit Agreement (as defined below) (in such capacity, the “Existing Agent”; and the Existing Agent, together with the Successor Agent, the “Agents”), and the Refinancing Agreement Revolving Lenders (as defined below).

WHEREAS, reference is hereby made to the Third Amended and Restated Credit Agreement, dated as of December 10, 2021 (as amended by Amendment No. 1, dated as of November 21, 2022, and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among Essent, Essent IIH and Essent USH, as borrowers (the “Existing Borrowers”), the several banks and other financial institutions or entities from time to time party thereto as lenders and the Existing Agent;

WHEREAS, the Refinancing Agreement Revolving Lenders desire to provide an amended senior unsecured revolving credit facility to Essent (the “Amended Revolving Facility”), which Amended Revolving Facility will replace the existing Revolving Facility under and as defined in the Existing Credit Agreement (the “Existing Revolving Facility”);

WHEREAS, the Amended Revolving Facility shall be established under the Fourth A&R Credit Agreement on the date on which the conditions described in Section 5 hereof have been satisfied; and

WHEREAS, upon the occurrence of the Restatement Effective Date (as defined below), each Revolving Lender under the Existing Credit Agreement that is not a Refinancing Agreement Revolving Lender (each, an “Exiting Revolving Lender”) shall have its Revolving Commitments under the Existing Credit Agreement automatically and permanently reduced to $0 (the “Exiting Revolving Lender Commitment Termination”) and its outstanding Revolving Loans (if any) under the Existing Credit Agreement repaid in full in cash (together with all accrued and unpaid interest and fees in connection therewith).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein (including in the recitals hereto) which is defined in the Existing Credit Agreement has the meaning assigned to such term in the Existing Credit Agreement.

Section 2. Commitments under the Amended Revolving Facility. Subject solely to the satisfaction of the conditions described in Section 5 hereof, each lender party hereto as a “Refinancing Agreement Revolving Lender” (each, a “Refinancing Agreement Revolving Lender”) severally agrees to make Revolving Loans (as defined in the Fourth A&R Credit Agreement) to any Borrower (as defined in the Fourth A&R Credit Agreement) from time to time during the Revolving Commitment Period (as defined in the Fourth A&R Credit Agreement), in an aggregate principal amount at any one time outstanding not to exceed the amount of the revolving commitment of such Refinancing Agreement Revolving Lender set forth on Annex I hereto, subject to the terms and conditions set forth in the Fourth A&R Credit Agreement.

Section 3. Amendment and Restatement of the Existing Credit Agreement. Subject solely to the satisfaction of the conditions described in Section 5 hereof, the Existing Credit Agreement and the schedules and exhibits thereto shall, automatically and without further action by any party, be amended and restated in the forms set forth on Annex II hereto (as so amended and restated, the “Fourth A&R Credit Agreement”).

Section 4. Conditions Precedent to the Effectiveness of this Refinancing Agreement. This Refinancing Agreement shall become effective on the date on which each of the following conditions shall have been satisfied:

(a) Refinancing Agreement. The Agents (or their designees) shall have received this Refinancing Agreement, executed and delivered by each of the Agents, each Existing Borrower and each Refinancing Agreement Revolving Lender.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date, immediately after giving effect to this Refinancing Agreement.

(c)  Representations. Each of the representations and warranties made by any Loan Party in or pursuant to this Refinancing Agreement and the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of the date hereof (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date).

(d)  Officer’s Certificate. The Agents shall have received a certificate from a Responsible Officer of Essent certifying to the matters described in the immediately preceding clauses (b) and (c).

For the avoidance of doubt, the establishment of the Amended Revolving Facility as contemplated by Section 2 hereof, the effectiveness of the amendments to the Existing Credit Agreement as contemplated by Section 3 hereof and the occurrence of the Exiting Revolving Lender Commitment Termination are, in each case, subject to the satisfaction of the conditions described in Section 5 below and, until the conditions described in Section 5 below are satisfied, the Existing Credit Agreement and the Existing Revolving Facility shall remain effective and shall in no way be amended, modified or supplemented by this Refinancing Agreement and the Exiting Revolving Lender Commitment Termination shall not be deemed to have occurred by virtue of the entry into this Refinancing Agreement.

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Section 5. Conditions Precedent to the Effectiveness of the Amended Revolving Facility. The Amended Revolving Facility governed by the Fourth A&R Credit Agreement shall become effective on the date (the “Restatement Effective Date”) on which each of the following conditions shall have been satisfied:

(a)  Effectiveness of Refinancing Agreement. The Refinancing Agreement shall have become effective in accordance with Section 4 hereof.

(b)  Ratings. Essent shall have obtained each of the following Relevant Ratings (as defined below): (i) BBB- or higher from S&P (and stable or better) and (ii) Baa3 or higher from Moody’s (and stable or better). For purposes of this clause, “Relevant Rating” means either or both a senior unsecured rating of Notes (as defined in the Fourth A&R Credit Agreement) issued by Essent and/or a long-term issuer rating of Essent, as applicable.

(c)  Term Loan Refinancing. The Agents shall have received satisfactory evidence that all outstanding Term Loans under the Existing Credit Agreement and all accrued interest, fees and other amounts in respect thereof, have been (or will be concurrently with the Restatement Effective Date) repaid in full in cash and the Tranche A Term Facility under the Existing Credit Agreement has been (or will be concurrently with the Restatement Effective Date) terminated.

(d)  Accrued Interest, Fees, Etc. under the Existing Revolving Facility. Essent shall have paid to the Existing Agent all interest and commitment fees which are unpaid and accrued to the Restatement Effective Date under the Existing Credit Agreement.

(e)  Fees for the Amended Revolving Facility. The Agents, the Refinancing Agreement Revolving Lenders and the joint bookrunners and joint lead arrangers for the Amended Revolving Facility shall have received all fees required to be paid, and all expenses for which invoices have been presented, at least two (2) Business Days before the Restatement Effective Date (including the reasonable fees and expenses of legal counsel), in connection with the Amended Revolving Facility, which fees shall be payable in immediately available funds.

(f)  Additional Conditions Set Forth in the Fourth A&R Credit Agreement. In addition to the foregoing, each of the conditions set forth in Section 4.01 of the Fourth A&R Credit Agreement shall have been satisfied to the reasonable satisfaction of the Successor Agent.

(g)  Outside Date. The conditions set forth in the immediately preceding clauses (a) through (f) shall have been satisfied on or before August 31, 2024 (the “Outside Date”). If the Restatement Effective Date does not occur on or prior to the Outside Date, the commitments of the Refinancing Agreement Revolving Lenders to provide the Amended Revolving Facility pursuant to Section 2 hereunder shall automatically terminate without any further action by any party; it being understood and agreed that Essent may, by notice to the other parties hereto at any time prior to the Restatement Effective Date, terminate this Refinancing Agreement (with Sections 8 through 14 hereof surviving such termination).

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(h) Officer’s Certificate. The Agents shall have received a certificate from a Responsible Officer of Essent certifying that the conditions described in this Section 5 have been satisfied (and that the representation and warranty set forth in Section 7(b) hereof is true and correct in all material respects) and instructing the Successor Agent to notify the Refinancing Agreement Revolving Lenders that the Restatement Effective Date has occurred.

Section 6. Effect of Agreement, Etc.

(a)         Upon the Restatement Effective Date, the Fourth A&R Credit Agreement shall amend, and restate as amended, the Existing Credit Agreement (including any contingent amendments thereto), but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified. The Existing Credit Agreement as amended and restated by the Fourth A&R Credit Agreement shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Credit Agreement contained in the Fourth A&R Credit Agreement were set forth in an amendment to the Existing Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Refinancing Agreement or the Fourth A&R Credit Agreement, the Existing Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

(b)         Upon the Restatement Effective Date, the Existing Borrowers shall prepay the Revolving Loans (if any) and Term Loans outstanding under the Existing Credit Agreement (if any) in full with the proceeds of (i) the 2024 Notes, (ii) cash on hand and/or (iii) the Revolving Loans under as defined in the Fourth A&R Credit Agreement; provided that, (x) the prepayment to, and borrowing from, any Lender that was a party to the Existing Credit Agreement as a “Lender” thereunder immediately prior to giving effect to the Fourth A&R Credit Agreement (each, a “Continuing Revolving Lender”) shall be effected by book entry to the extent that any portion of the amount prepaid to such Continuing Revolving Lender will be subsequently borrowed from such Lender and (y) the Continuing Revolving Lenders and each Person that is a signatory hereto as a Refinancing Agreement Revolving Lender but that was not a party to the Existing Credit Agreement immediately prior to giving effect to the Fourth A&R Credit Agreement (if any) (each, an “Additional Lender”) shall make and receive payments among themselves, in a manner acceptable to the Successor Agent, so that, after giving effect thereto, the Revolving Loans under as defined in the Fourth A&R Credit Agreement are held ratably by such Continuing Revolving Lenders and Additional Lenders in accordance with the respective revolving commitments of such Lenders as set forth in Annex I hereto. The Successor Agent and the Refinancing Agreement Revolving Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Fourth A&R Credit Agreement shall not apply to the transactions effected pursuant to this clause (b).

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(c)         Upon the Restatement Effective Date, each Exiting Revolving Lender shall have its Revolving Commitments under the Existing Credit Agreement automatically and permanently reduced to $0 and its outstanding Revolving Loans (if any) under the Existing Credit Agreement repaid in full in cash (together with all accrued and unpaid interest and fees in connection therewith).

(d)         Upon the Restatement Effective Date, all Liens and other security interests created under the Existing Credit Agreement and the Security Documents shall automatically be terminated and cease to secure the Obligations to the extent not already terminated on the Security Release Trigger Date. On and after the Restatement Effective Date, the Agents shall execute and deliver all such instruments, releases, financing statement amendments, mortgage amendments or other agreements, and take all such further actions, at the request and expense of the Borrowers, as shall be necessary to effectuate the foregoing and ensure that such Liens and security interests have been terminated, and each of the Refinancing Agreement Revolving Lenders hereby irrevocably authorizes and directs the Agents to execute and deliver each such instrument, release, financing statement amendment, mortgage amendment or other agreement. Each Refinancing Agreement Revolving Lender hereby authorizes the Agents to enter into amendments, releases or terminations to the Security Documents reasonably deemed necessary or advisable to effect the release of Liens and security interests securing the Obligations.

(e)         Upon the Restatement Effective Date, (i) the Guarantee and Collateral Agreement, dated as of April 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), by and among Essent, Essent IIH and Essent USH and JPMorgan Chase Bank, N.A., as administrative agent, shall be terminated and no longer in effect, and (ii) the obligations of Essent IIH and Essent USH under all Loan Documents, including the guarantees made pursuant to the Guarantee and Collateral Agreement, shall automatically be terminated (other than obligations that expressly survive the termination of any such Loan Document pursuant to the terms thereof); provided that Essent may choose to designate such subsidiaries as Borrowers and Guarantors in the future in accordance with the Fourth A&R Credit Agreement.

(f)         From and after the Restatement Effective Date, the Fourth A&R Credit Agreement shall supersede and replace the Existing Credit Agreement (and, for the avoidance of doubt, shall supersede and replace Section 2 hereof), and each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Fourth A&R Credit Agreement. This Refinancing Agreement shall constitute a “Loan Document” for all purposes of the Existing Credit Agreement and the Fourth A&R Credit Agreement.

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Section 7. Representations of the Loan Parties.

(a)         Each of the Existing Borrowers hereby jointly and severally represent and warrant that as of the date hereof that this Refinancing Agreement has been duly authorized, executed and delivered by each Existing Borrower and constitutes the legal, valid and binding obligations of each such Existing Borrower enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)         Essent represents and warrants on and as of the Restatement Effective Date, immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred on the Restatement Effective Date and the application of the proceeds thereof (including as contemplated by Section 5(c) hereof), Essent and its Subsidiaries, taken as a whole, are Solvent.

Section 8. Payment of Expenses. The Borrowers agree to reimburse the Agents for all reasonable and documented out of pocket expenses incurred by the Agents and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Agents, in connection with the preparation and administration of this Refinancing Agreement.

Section 9. Governing Law. THIS REFINANCING AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10. Counterparts; Electronic Execution.

(a)         This Refinancing Agreement may be executed by one or more of the parties to this Refinancing Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(b)         Delivery of an executed counterpart of a signature page of this Refinancing Agreement that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual signature page shall be effective as delivery of a manually executed counterpart of this Refinancing Agreement and shall be considered as an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.

Section 11. Severability. Any provision of this Refinancing Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 12. Integration. This Refinancing Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 13. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Refinancing Agreement.

Section 14. Miscellaneous. Sections 9.5, 9.12 and 9.16 of the Existing Credit Agreement are incorporated herein by reference and shall apply to this Refinancing Agreement mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Refinancing Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ESSENT GROUP LTD

By:	/s/ Mark Casale
Name: Mark Casale
Title: President & CEO

ESSENT IRISH INTERMEDIATE HOLDINGS LIMITED

By:	/s/ Joseph Manion
Name: Joseph Manion
Title: Director

ESSENT US HOLDINGS,INC.

By:	/s/ Mark Casale
Name: Mark Casale
Title: President & CEO

[Signature Page to Refinancing Agreement]

BANK OF AMERICA, N.A., as Successor Agent and Refinancing Agreement Revolving Lender

By:	/s/ Sidhima Daruka
	Name:	Sidhima Daruka
	Title:	Director

[Signature Page to Refinancing Agreement]

JPMORGAN CHASE BANK, N.A., as Existing Agent

By:	/s/ Kristen M. Murphy
	Name:	Kristen M. Murphy
	Title:	Vice President

[Signature Page to Refinancing Agreement]

JPMORGAN CHASE BANK, N.A., as a Refinancing Agreement Revolving Lender

By:	/s/ Kristen M. Murphy
	Name:	Kristen M. Murphy
	Title:	Vice President

[Signature Page to Refinancing Agreement]

THE NORTHERN TRUST COMPANY, as a Refinancing Agreement Revolving Lender

By:	/s/ Peter Romanchuk
	Name:	Peter Romanchuk
	Title:	Vice President, Commercial Banker

[Signature Page to Refinancing Agreement]

CITIZENS BANK, N.A., as a Refinancing Agreement Revolving Lender

By:	/s/ Ryan Gass
	Name:	Ryan Gass
	Title:	Vice President

[Signature Page to Refinancing Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Refinancing Agreement Revolving Lender

By:	/s/ Jason A. Nichols
	Name:	Jason A. Nichols
	Title:	Senior Vice President

[Signature Page to Refinancing Agreement]

M&T Bank, as a Refinancing Agreement Revolving Lender

By:	/s/ Isaac Bailey
	Name:	Isaac Bailey
	Title:	Vice President

[Signature Page to Refinancing Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Refinancing Agreement Revolving Lender

By:	/s/ Glenn Schuermann
	Name:	Glenn Schuermann
	Title:	Vice President

[Signature Page to Refinancing Agreement]

THE HUNTINGTON NATIONAL BANK, as a Refinancing Agreement Revolving Lender

By:	/s/ Ryan Benefiel
	Name:	Ryan Benefiel
	Title:	Vice President

[Signature Page to Refinancing Agreement]

ASSOCIATED BANK, N.A., as a Refinancing Agreement Revolving Lender

By:	/s/ Daniel R. Raynor
	Name:	Daniel R. Raynor
	Title:	Senior Vice President

[Signature Page to Refinancing Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Refinancing Agreement Revolving Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[Signature Page to Refinancing Agreement]

Annex I

Revolving Commitments under Amended Revolving Facility

[Redacted]

Annex II

Fourth A&R Credit Agreement

[attached]

Execution Version

$500,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

among

ESSENT GROUP LTD.

as Initial Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BOFA SECURITIES, INC. and
JPMORGAN CHASE BANK, N.A.
as Joint Bookrunners

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., CITIZENS BANK, N.A., GOLDMAN SACHS BANK USA and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A., CITIZENS BANK, N.A., GOLDMAN SACHS BANK USA and U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agents

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	30
1.3	Interest Rates; Licensing	30
1.4	Divisions	31

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	31
2.1	Reserved	31
2.2	Reserved	31
2.3	Reserved	31
2.4	Revolving Commitments	31
2.5	Procedure for Revolving Loan Borrowing	32
2.6	Commitment Fees,etc.	32
2.7	Termination or Reduction of Revolving Commitments	32
2.8	Optional Prepayments	33
2.9	Mandatory Prepayments	33
2.10	Conversion and Continuation Options	33
2.11	Limitations on Term Benchmark Loans	34
2.12	Interest Rates and Payment Dates	34
2.13	Computation of Interest and Fees	35
2.14	Alternate Rate of Interest	35
2.15	Pro Rata Treatment and Payments	37
2.16	Requirements of Law	39
2.17	Taxes	40
2.18	Indemnity	44
2.19	Change of Lending Office	44
2.20	Replacement of Lenders	44
2.21	Defaulting Lenders	45
2.22	Increase in Commitments	45

SECTION 3.	REPRESENTATIONS AND WARRANTIES	47
3.1	Financial Condition	47
3.2	No Change	47
3.3	Existence; Compliance with Law	48
3.4	Power; Authorization; Enforceable Obligations	48
3.5	No Legal Bar	48
3.6	Litigation	48
3.7	No Default	48
3.8	Ownership of Property; Liens	48
3.9	Insurance Licenses	49
3.10	Reserved	49
3.11	Taxes	49
3.12	Federal Regulations	49
3.13	Labor Matters	49
3.14	ERISA	49
3.15	Investment Company Act; Other Regulations	50
3.16	Subsidiaries	50

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3.17	Use of Proceeds	50
3.18	Reserved	50
3.19	Accuracy of Information,etc.	50
3.20	Reserved	50
3.21	Reserved	50
3.22	COMI	50
3.23	Reserved	50
3.24	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	50
3.25	Insurance Business	51
3.26	Affected Financial Institutions	51
3.27	Plan Assets	51

SECTION 4.	CONDITIONS PRECEDENT	51
4.1	Conditions to Initial Extension of Credit	51
4.2	Conditions to Each Extension of Credit	53

SECTION 5.	AFFIRMATIVE COVENANTS	53
5.1	Financial Statements	53
5.2	Certificates; Other Information	55
5.3	Payment of Taxes	56
5.4	Maintenance of Existence; Compliance	56
5.5	Maintenance of Property; Insurance	57
5.6	Inspection of Property; Books and Records; Discussions	57
5.7	Notices	57

SECTION 6.	NEGATIVE COVENANTS	58
6.1	Financial Condition Covenants	58
6.2	Indebtedness	59
6.3	Liens	60
6.4	Fundamental Changes	62
6.5	Disposition of Property	62
6.6	Changes in Fiscal Periods	64
6.7	Use of Proceeds	64

SECTION 7.	EVENTS OF DEFAULT	64

SECTION 8.	THE AGENTS	67
8.1	Appointment	67
8.2	Delegation of Duties	67
8.3	Exculpatory Provisions	67
8.4	Reliance by Administrative Agent	68
8.5	Notice of Default	68
8.6	Non-Reliance on Agents and Other Lenders	68
8.7	Lender Reimbursement	69
8.8	Agent in Its Individual Capacity	69
8.9	Successor Administrative Agent	69
8.10	Arrangers, Documentation Agents and Syndication Agents	70
8.11	Credit Bidding, Proof of Claims.	70
8.12	Certain ERISA Matters	71
8.13	Closing Date Agency Resignation and Appointment	73

SECTION 9.	MISCELLANEOUS	74
9.1	Amendments and Waivers	74
9.2	Notices	75
9.3	No Waiver; Cumulative Remedies	76
9.4	Survival of Representations and Warranties	76
9.5	Payment of Expenses and Taxes; Indemnification; Limitation of Liability	76
9.6	Successors and Assigns; Participations and Assignments	78
9.7	Adjustments; Set-off	81
9.8	Counterparts; Electronic Execution	81
9.9	Severability	82
9.10	Integration	82
9.11	GOVERNING LAW	83
9.12	Submission To Jurisdiction; Waivers	83
9.13	Acknowledgments	84
9.14	Releases of Guarantees	84
9.15	Confidentiality	84
9.16	WAIVERS OF JURY TRIAL	85
9.17	USA Patriot Act	85
9.18	Reserved	85
9.19	Illegality	85
9.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	86
9.21	Acknowledgment Regarding any Supported QFCs	86
9.22	Erroneous Payments	87
9.23	Designated Subsidiary Borrowers	88
9.24	Subsidiary Guarantors	88

SCHEDULES:

1.1A	Commitments
3.4	Consents, Authorizations, Filings and Notices
3.16	Subsidiaries
6.2(e)	Existing Indebtedness
6.3(f)	Existing Liens

EXHIBITS:

A	Reserved
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Reserved
E	Form of Assignment and Assumption
F	Form of U.S. Tax Compliance Certificate
G	Form of Increased Facility Activation Notice—Revolving Commitments
H	Form of New Lender Supplement

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), effective as of the Closing Date (as defined below), among Essent Group Ltd., a Bermuda exempted company limited by shares with registration number 42085 (“Essent” or the “Initial Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), JPMorgan Chase Bank, N.A., in its capacity as resigning administrative agent (the “Resigning Agent”) and Bank of America, N.A., in its capacity as successor administrative agent (“Successor Agent”).

WHEREAS, the Initial Borrower, the Existing Subsidiary Borrowers (as defined below), the Administrative Agent (as defined below) and certain Lenders are parties to that certain Third Amended and Restated Credit Agreement, dated as of December 10, 2021 (as amended by Amendment No. 1, dated as of November 21, 2022, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Initial Borrower has requested that the Existing Credit Agreement be amended and restated as hereinafter provided;

WHEREAS, on or before the Closing Date, the Initial Borrower intends to enter into an indenture pursuant to which the Initial Borrower will issue senior unsecured notes in an aggregate principal amount to be determined;

WHEREAS, the Resigning Agent wishes to resign as “Administrative Agent” under this Agreement;

WHEREAS, the Lenders, in consultation with the Borrower, desire to appoint the Successor Agent as successor “Administrative Agent,” and the Successor Agent desires to accept such appointment in accordance with Section 8.9;

WHEREAS, the Lenders, the Initial Borrowers and the Existing Subsidiary Borrowers desire to remove the Existing Subsidiary Borrowers as Borrowers hereunder as of the Closing Date, subject to the Initial Borrower’s right to appoint Designated Subsidiary Borrowers hereunder after the Closing Date;

WHEREAS, the Lenders, the Resigning Agent and the Administrative Agent are willing to amend and restate in its entirety the Existing Credit Agreement upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby agree that, on the Closing Date (as defined below), the Existing Credit Agreement will be amended and restated in its entirety as follows:

SECTION 1.      DEFINITIONS

1.1         Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2024 Notes”: the senior unsecured notes of the Initial Borrower, as issuer, issued pursuant to the Notes Indenture, issued on or about the Restatement Effective Date under and as defined in the Refinancing Agreement.

“Adjusted Daily Simple SOFR”: means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%, provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: means, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate, plus (i) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: Bank of America, N.A., together with any of its designated branch offices or its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 8.8.

“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Ancillary Document”: as defined in Section 9.8(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to any Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws”: the applicable financial recordkeeping and reporting requirements, including the money laundering statutes of any jurisdiction applicable to Essent or its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency from time to time.

“Applicable Insurance Regulatory Authority”: with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each such state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company, but shall not include any Government-Sponsored Enterprise.

“Applicable Margin”: at any time with respect to any Term Benchmark Loan, Base Rate Loan or RFR Loan as the case may be, the applicable rate per annum determined by reference to the Applicable Pricing Grid (as defined below) under the caption “Applicable Margin for Term Benchmark Loans and RFR Loans” or “Applicable Margin for Base Rate Loans”, as the case may be, based on the Applicable Rating Level on such date.

“Applicable Pricing Grid”: the table set forth below:

Applicable Rating Level	Applicable Margin for Term Benchmark Loans and RFR Loans	Applicable Margin for Base Rate Loans
Level I	1.125%	0.125%
Level II	1.250%	0.250%
Level III	1.500%	0.500%
Level IV	1.750%	0.750%
Level V	2.000%	1.000%

For the purposes of the foregoing, any change in the Applicable Margin will occur automatically without prior notice upon any change in the Applicable Rating Level. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Rating Level”: the Applicable Rating Level shall be determined according to the table set forth below by reference to the Relevant Rating:

Applicable Rating Level	S&P Relevant Rating of Essent	Moody’s Relevant Rating of Essent	Fitch Relevant Rating of Essent
Level I	BBB+ and higher	Baa1 and higher	BBB+ and higher
Level II	BBB	Baa2	BBB
Level III	BBB-	Baa3	BBB-
Level IV	BB+	Ba1	BB+
Level V	BB and lower	Ba2 and lower	BB and lower

; provided, that in the event that (x) two Rating Agencies shall have in effect a Relevant Rating and (i) the Relevant Ratings by such Rating Agencies fall within the same level, such level will apply, (ii) the Relevant Ratings by such Rating Agencies are split by one level, then the higher of the two Relevant Ratings shall apply and (iii) the Relevant Ratings by such Rating Agencies are split by more than one level, then one level below the higher of the two ratings shall apply and (y) each Rating Agency shall have in effect a Relevant Rating and (i) the Relevant Ratings provided by at least two Rating Agencies fall within the same level, such level will apply and (ii) no two Relevant Ratings are within the same level, the level which is in the middle of the distribution of the three Relevant Ratings will apply.

“Applicant Borrower”: has the meaning assigned to it in Section 9.23.

“Approved Fund”: as defined in Section 9.6.

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy, examinership or insolvency proceeding, or has had a receiver, examiner, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the Adjusted Term SOFR Rate plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan”: a Loan that bears interest based on the Base Rate.

“Benchmark”: initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)         the Adjusted Daily Simple SOFR;

(2)         the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 9.7(a).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” and “Borrower”: (i) on the Closing Date, the Initial Borrower and (ii) after the Closing Date, the Initial Borrower and any Designated Subsidiary Borrower.

“Borrowing” means the borrowing of Revolving Loans.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” means a request by the relevant Borrower for a Borrowing and signed by a Responsible Officer thereof in accordance with Section 2.5, which shall be substantially in any form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Business Day”: (x) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any day that is a U.S. Government Securities Business Day and (y) for all other purposes, any day (other than a Saturday or a Sunday) on which banks are open for business in (x) New York City or Chicago and (y) Bermuda.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 hereof and Section 5 of the Refinancing Agreement shall have been satisfied.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended.

“Commitment”: as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee Rate”: at any time the rate per annum determined pursuant to the chart below based on the Applicable Rating Level on such date:

Applicable Rating Level	Commitment Fee Rate
Level I	0.150%
Level II	0.175%
Level III	0.225%
Level IV	0.300%
Level V	0.400%

For the purposes of the foregoing, any change in the Commitment Fee Rate will occur automatically without prior notice upon any change in the Applicable Rating Level. Each change in the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the applicable Borrower substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Essent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Essent or is merged into or consolidated with Essent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Essent) in which such Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of such Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document or the Notes Indenture) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth”: as of any date of determination with respect to any Person, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Subsidiaries under shareholders’ equity at such date, excluding the effect thereon of any adjustments required under FASB ASC 320, after appropriate deduction for any minority interests in Subsidiaries (to the extent minority interests are included in consolidated shareholders’ equity).

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Essent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: has the meaning assigned to it in Section 9.21.

“Credit Party”: the Administrative Agent or any Lender and, for the purposes of Section 9.13 only, any other Agent and the Arrangers.

“Daily Simple SOFR”: with respect to any applicable determination date means the SOFR published on such date on the NYFRB’s Website (or any successor source).

“Debt-to-Total Capitalization Ratio”: at any time, the ratio of (a) Consolidated Total Debt to (b) the sum of Consolidated Total Debt plus Consolidated Net Worth of Essent (this clause (b), the “Total Capitalization”).

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Designated Subsidiary Borrower”: means any Applicant Borrower that has satisfied the conditions under Section 9.23 for becoming an additional Borrower hereunder.

“Disposition”: with respect to any property, right or asset, any sale, lease, sale and leaseback, license, sublicense, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Revolving Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to date that is 91 days after the Revolving Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations and termination of the Commitments; provided, however, that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Revolving Termination Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations and termination of the Commitments, and (y) if such Capital Stock is issued to any employee or to any Plan for the benefit of employees of Essent or the Subsidiaries or by any such Plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Essent or any Subsidiary in order to satisfy applicable compulsory statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders”: any competitor of the Borrowers and their respective subsidiaries specified in a written list (the “DQ List”) by Essent and delivered to the Administrative Agent from time to time in accordance with this Agreement, and any Affiliate of such competitor that is clearly identifiable solely on the basis of the similarity of its name, solely to the extent such list is posted to all Lenders on the Platform; provided, that such list shall become effective three Business Days after it is posted to the Platform and shall only apply prospectively.

“Documentation Agents”: the Documentation Agents identified on the cover page of this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“DQ List”: as defined in the definition of “Disqualified Lenders”.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) solely for purposes of Section 412 of the Code, with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member would be liable under the Code or ERISA, as a result of its relationship with such former ERISA Affiliate.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Section 4069 or 4212(c) of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or in “endangered” or “critical” status (within the meaning of Section 431 or 432 of the Code or Section 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Group Member or any ERISA Affiliate from any Multiple Employer Plan with two or more contributing sponsors or the termination of any such Multiple Employer Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission with respect to a Pension Plan which would reasonably be expected to give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA; (p) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Pension Plan; or (q) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“Essent”: as defined in the preamble hereto.

“Essent Guaranty”: Essent Guaranty, Inc., a Pennsylvania corporation.

“Essent IIH”: Essent Irish Intermediate Holdings Limited, an Irish private company limited by shares having company number 541443.

“Essent Re”: Essent Reinsurance Ltd., a Bermuda exempted company.

“Essent USH”: Essent US Holdings, Inc., a Delaware corporation.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“European Insolvency Regulation”: as defined in Section 3.22.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 7(m).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. Federal or Bermudian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.20) or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.17(f), (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) any withholding tax imposed by Ireland on a payment under a Loan Document, if on the date on which the payment falls due, (1) the payment could have been made to the relevant Credit Party without such withholding tax if it was an Irish Qualifying Lender, but on that date the relevant Credit Party is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Credit Party under a Loan Document in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority or (2) the relevant Credit Party is an Irish Treaty Lender and the Borrower or Guarantor making the payment is able to demonstrate that the payment could have been made to the Credit Party without deduction or withholding for or on account of tax had that Credit Party complied with its obligations under Section 2.17(i) of this Agreement.

“Existing Credit Agreement”: as defined in the preamble hereto.

“Existing Subsidiary Borrowers”: Essent IIH and Essent USH.

“Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate”: for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FHLB Indebtedness”: as defined in Section 6.2(c).

“Financial Officer”: with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch”: Fitch Ratings Inc.

“Floor”: means 0%.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Essent and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners). For the avoidance of doubt, no Government-Sponsored Enterprise shall be deemed to be a Governmental Authority.

“Government-Sponsored Enterprise”: the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Federal Housing Finance Agency, and any other financial services entity established by any Governmental Authority and engaged in the purchase of mortgage loans.

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee Agreement”: as defined in Section 9.24.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Essent in good faith.

“Guarantor”: as defined in Section 9.24.

“Historical Statutory Statements”: as defined in Section 3.1(c).

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.22(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than accrued expenses incurred and trade payables in each case in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached) and (j) any liabilities, commitments, guarantees, support agreements or any other similar obligation that is recourse to any Borrower or any Subsidiary of any Borrower and is owed by any Investment Entity. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 9.5(c).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee”: as defined in Section 9.5(c).

“Information”: as defined in Section 9.15.

“Information Materials”: the marketing materials used in connection with the syndication of the Commitments.

“Initial Borrower”: as defined in the preamble hereto.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Business”: one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.

“Insurance Licenses”: as defined in Section 3.9.

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Borrowing in accordance with Section 2.10, which shall be substantially in any form approved by the Administrative Agent.

“Interest Payment Date”: (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Revolving Termination Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Termination Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Revolving Termination Date.

“Interest Period”: with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the relevant Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Entity”: as defined in the definition of “Subsidiary”.

“Investments”: any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, in each case excluding, for the avoidance of doubt, transactions pursuant to Reinsurance Agreements.

“Ireland”: Ireland, exclusive of Northern Ireland.

“Irish Companies Act”: the Companies Act 2014 of Ireland, as amended.

“Irish Qualifying Lender”: a Credit Party which at the time the payment is made, is beneficially entitled to the interest payable to that Credit Party in respect of an advance under a Loan Document:

(i)         which is a bank within the meaning of Section 246 of the TCA and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA; or

(ii)         which is an authorized credit institution under the terms of Directive 2013/36/EU and has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA); or

(iii)         which is a body corporate:

(A)         which is resident for the purposes of Tax in a Relevant Territory (residence for these purposes is to be determined in accordance with the laws of the Relevant Territory of which the Credit Party claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory or payable into an account located in that Relevant Territory by bodies corporate from sources outside that Relevant Territory; or

(B)         where the interest payable under a Loan Document:

(1)         is exempted from the charge to income tax under an Irish Tax Treaty, in force when the Credit Party enters that Loan Document as a Lender, between Ireland and the country in which the Credit Party is resident for tax purposes; or

(2)         would be exempted from the charge to income tax if an Irish Tax Treaty made, on or before the date of payment of the relevant interest, between Ireland and the country in which the Credit Party is resident for tax purposes, that does not have the force of law under the procedures set out in Section 826(1) of the TCA, had the force of law when the interest was paid;

except where interest is paid under a Loan Document to the body corporate in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or

(iv)        which is a company that is incorporated in the U.S. and is subject to tax in the U.S. on its worldwide income except where interest is paid under a Loan Document to that company in connection with a trade or business which is carried on in Ireland by it through a branch or agency in Ireland; or

(v)         which is a U.S. LLC, where the ultimate recipients of the interest payable under a Loan Document are Irish Qualifying Lenders within clause (iii), (iv) or (vi) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, except where interest is paid under a Loan Document to the LLC in connection with a trade or business which is carried on by it in Ireland through a branch or agency in Ireland; or

(vi)        (where interest is paid under a Loan Document by a Borrower or Guarantor which is a qualifying company within the meaning of Section 110 of the TCA) which is a person who is resident for tax purposes in a Relevant Territory under the laws of that territory except where such person is a body corporate, such interest is paid to the body corporate in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or

(vii)       which is a company (within the meaning of Section 246 of the TCA) and which:

(A)         advances money in the ordinary course of a trade which includes the lending of money;

(B)         in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company; and

(C)         which has complied with the notification requirements set out in Section 246(5)(a) of the TCA; or

(viii)      which is a qualifying company (within the meaning of Section 110 of the TCA); or

(ix)         which is an investment undertaking (within the meaning of Section 739B of the TCA); or

(x)         which is an exempt approved scheme within the meaning of Section 774 of the TCA; or

(xi)         which is an Irish Treaty Lender.

“Irish Tax Treaty”: as defined in the definition of “Irish Treaty State”.

“Irish Treaty Lender”: a Person who:

(i)         is treated as a resident of an Irish Treaty State for the purposes of an Irish Tax Treaty and is entitled to the benefits of such Irish Tax Treaty, subject to the completion of any procedural formalities; and

(ii)       does not carry on a business in Ireland through a permanent establishment with which that Person’s participation in the Loan is effectively connected;

provided, that a Person shall not be an Irish Treaty Lender if it falls within subclause (iii), (iv), (v) or (vi) of the definition of Irish Qualifying Lender.

“Irish Treaty State”: a jurisdiction having a double taxation agreement (an “Irish Tax Treaty”) with Ireland which has the force of law and which makes provision for full exemption from tax imposed by Ireland on interest or income from debt-claims.

“IRS”: the United States Internal Revenue Service.

“Lender-Related Person”: as defined in Section 9.5(b).

“Lenders”: as defined in the preamble hereto.

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC”: any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Refinancing Agreement, any Guarantee Agreement, the Promissory Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document as a Borrower or Guarantor.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of Essent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Group Member”: any Group Member and its Subsidiaries that collectively have at least 2.5% or more of the total assets of the Group Members taken as a whole.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate makes or is obligated to make contributions (on behalf of participants who are or were employed by any of them).

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Investment”: the cash paid or other property contributed to an Investment Entity in exchange for the Capital Stock or other investment in such Investment Entity. The amount of Net Investment excludes all returns or repayments of principal or capital with respect thereto.

“New Lender”: as defined in Section 2.22(b).

“New Lender Supplement”: as defined in Section 2.22(b).

“Non-U.S. Lender”: (a) for any Borrower who is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) for any Borrower who is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Notes”: (a) 2024 Notes and (b) any other senior unsecured notes issued from time to time pursuant to the Notes Indenture.

“Notes Indenture”: the Indenture between the Initial Borrower, as issuer, and U.S. Bank Trust Company, National Association, as trustee, governing the Notes, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, examinership, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower pursuant hereto) or otherwise.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Participant”: as defined in Section 9.6(c).

“Participant Register”: as defined in Section 9.6(c).

“Patriot Act”: as defined in Section 9.17.

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was within the preceding five (5) years sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent material liability.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any Pension Plan or Multiemployer Plan.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform”: as defined in Section 5.1.

“PMIERs”: the Private Mortgage Insurer Eligibility Requirements published by the Federal Home Loan Mortgage Corporation, as may be amended from time to time.

“Proceeding”: any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Promissory Notes”: the collective reference to any promissory note evidencing Loans.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 5.1.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Rating Agency”: each of S&P, Moody’s and Fitch.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Agreement”: that certain Revolving Facility Refinancing Agreement, dated as of June 26, 2024, among the Resigning Agent, the Successor Agent, the Existing Subsidiary Borrowers and the Lenders party thereto.

“Register”: as defined in Section 9.6(b)(iv).

“Regulated Insurance Company”: any Group Member, whether now owned or hereafter acquired or established, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinsurance Agreement”: any agreement, contract, treaty, certificate or other arrangement by which any Regulated Insurance Company agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the Applicable Insurance Regulatory Authority.

“Related Company”: as defined in section 2(10) of the Irish Companies Act.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliate

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Relevant Rating”: either or both a senior unsecured rating of the Notes and/or a long-term issuer rating of Essent, as applicable, by a Rating Agency; provided that the Relevant Rating of such Rating Agency shall be the senior unsecured rating of the Notes, unless Essent (or, if applicable, Essent USH) has not obtained a senior unsecured rating of the Notes from such Rating Agency, in which case the applicable rating shall be the long-term issuer rating of Essent (or, if applicable, Essent USH) assigned by such Rating Agency.

“Relevant Territory”:

(i)  a member state of the European Union (other than Ireland); or

(ii) to the extent not a member state of the European Union, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.

“Required Lenders”: at any time, the holders of more than 50% of Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resigning Agent”: as defined in the preamble hereto.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president or chief financial officer of a Borrower, but in any event, with respect to financial matters, the chief financial officer of a Borrower and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Reuters”: as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. As of the Closing Date, the original amount of the Total Revolving Commitments is $500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, the aggregate principal amount of all Revolving Loans held by such Lender then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding. Notwithstanding the foregoing, when a Defaulting Lender shall exist, in the case of Section 2.21, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”: the earlier of (a) the date that is five years after the Closing Date and (b) the date that is 91 days prior to the stated maturity date of the 2024 Notes.

“RFR Borrowing” as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.

“S&P”: Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the United Kingdom, the European Union, any European Union member state, or other relevant sanctions authority or who is otherwise the subject or target of any Sanctions, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SAP”: with respect to any Regulated Insurance Company, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Regulated Insurance Company for the preparation of annual statements and other financial reports by insurance companies of the same type as such Regulated Insurance Company that are applicable to the circumstances as of the date of filing of such statement or report.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent”:, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of Essent and its Subsidiaries, on a consolidated basis, will, as of such date, exceed the amount of all their “liabilities of, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of Essent and its Subsidiaries, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay their liabilities on their debts as such debts become absolute and matured, (c) Essent and its Subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business and (d) such Person and its Subsidiaries on a consolidated basis will reasonably expect to be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Statutory Statements”: with respect to any Regulated Insurance Company for any fiscal year or quarter, the annual or quarterly financial statements, as applicable, of such Regulated Insurance Company as required to be filed with the Applicable Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Essent. The term Subsidiary shall not include, however, (i) any Person and its Subsidiaries in which any Group Member owns 50% or less of the Capital Stock or other equity interest of such Person but which, due to accounting rules, is required to be consolidated in such Group Member’s consolidated financial statements under GAAP and (ii) funds, partnerships, corporations, limited liability companies or similar entities in which any Group Member holds an interest solely for investment purposes and which may be deemed “Subsidiaries” because they would be consolidated in such Group Member’s consolidated financial statements in accordance with GAAP (each, an “Investment Entity”) to the extent that the Net Investment of the applicable Group Members in the aggregate, as the case may be, in any Investment Entity or in all Investment Entities in the aggregate, is not more than 20% of the Consolidated Net Worth of Essent and its Subsidiaries as of the end of the most recent fiscal quarter of Essent for which consolidated financial statements are available. In the event such Net Investment exceeds 20 % of the Consolidated Net Worth of Essent and its Subsidiaries, Essent shall designate which Investment Entities shall be considered Subsidiaries for purposes of this Agreement. Notwithstanding the foregoing, any financial statement of Essent and its consolidated Subsidiaries required to be delivered pursuant to this Agreement may include any Investment Entity that would otherwise be a consolidated Subsidiary but for the application of the preceding clause (ii).

“Successor Agent”: as defined in the preamble hereto.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Essent or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of a Swap Agreement, upon the designation of an Early Termination Date (as defined therein), the amount of the payment upon early termination determined in accordance therewith, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement.

“Syndication Agents”: the Syndication Agents identified on the cover page of this Agreement.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA”: the Taxes Consolidation Act 1997 of Ireland, as amended.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR Rate.

“Term SOFR Rate”: means:

(a)         for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)         for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR Rate determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR Rate shall be deemed zero for purposes of this Agreement.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME Term SOFR Administrator (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Capitalization”: as defined in the definition of “Debt-to-Total Capitalization Ratio”.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Base Rate or the Adjusted Daily Simple SOFR.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”: the United States of America.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime”: has the meaning assigned to it in Section 9.21.

“U.S. Tax Compliance Certificate”: as defined in Section 2.17(f)(ii)(B)(3).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of a Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in Sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2         Other Definitional Provisions.

(a)         Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any of their respective Subsidiaries at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings); provided that, for the avoidance of doubt, for the purpose of determining any incurrence under Section 6, compliance with the applicable provisions of Section 6 shall only be required at the time of initial incurrence and any subsequent incurrence, but not on an ongoing basis, (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) references to “examinership” or “examiner” shall have the meaning given to those terms in the Irish Companies Act. Notwithstanding anything to the contrary contained in clause (b) above or in the definition of “Capital Lease Obligation,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(c)         The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3         Interest Rates; Licensing.

(a)         The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to any Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b)         By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

1.4         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2.      AMOUNT AND TERMS OF COMMITMENTS

2.1         Reserved.

2.2         Reserved.

2.3         Reserved.

2.4         Revolving Commitments.

(a)         Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to any Borrower from time to time during the Revolving Commitment Period, in each case, in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Revolving Commitment. Each Revolving Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. For the avoidance of doubt, any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans (or, solely in the event that either (x) Adjusted Daily Simple SOFR has become the Benchmark hereunder pursuant to Section 2.14 or (y) RFR Loans are expressly provided for pursuant to Section 2.14(a) or (f), RFR Loans) or Base Rate Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.

(b)         The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5         Procedure for Revolving Loan Borrowing. Any Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans or (c) five Business Days prior to the requested Borrowing Date, in the case of RFR Loans (if applicable)), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) the applicable Borrower. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans or RFR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such Borrowing Request from a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6         Commitment Fees, etc.

(a)         The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)         The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.7         Termination or Reduction of Revolving Commitments. Essent shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which notice may provide that such termination or reduction is conditioned upon the occurrence of a specific event), to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, (A) any Revolving Lender’s Revolving Extensions of Credit would exceed its Revolving Commitment or (B) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.8         Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable (other than to the extent provided in connection with refinancing the Obligations) notice delivered to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) no later than (i) 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans, (ii)  11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans and (iii) 11:00 A.M., New York City time, five Business Days prior thereto, in the case of RFR Loans (if applicable), which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans or Base Rate Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans or RFR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be (i) for Term Benchmark Loans, in an aggregate principal amount of $5,000,000 or $1,000,000 multiples thereof and (ii) for other Revolving Loans, in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.9         Mandatory Prepayments.

(a)         If for any reason the sum of the Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect (including after giving effect to any reduction in the Total Revolving Commitments pursuant to Section 2.7), the Borrowers shall prepay Revolving Loans in an aggregate amount equal to such excess within two (2) Business Days thereafter.

(b)         The application of any prepayment pursuant to this Section 2.9 shall be made, first, to Base Rate Loans (and/or RFR Loans, if applicable) and, second, to Term Benchmark Loans. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are Base Rate Loans or RFR Loans (if applicable)) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10       Conversion and Continuation Options.

(a)         Any Borrower may elect from time to time to convert Term Benchmark Loans made to it to Base Rate Loans by giving the Administrative Agent prior irrevocable notice, by submitting an Interest Election Request (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert Base Rate Loans made to it to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice, by submitting an Interest Election Request, of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)         Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent by submitting an Interest Election Request, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 7(g) with respect to any Borrower is in existence, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such Interest Election Request the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11       Limitations on Term Benchmark Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 12 Term Benchmark Borrowings shall be outstanding at any one time.

2.12       Interest Rates and Payment Dates.

(a)         Each Term Benchmark Loan shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b)         Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)         Each RFR Loan (if applicable) shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(d)         (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)         Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section 2.12 shall be payable from time to time on demand.

2.13         Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the prime rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify each applicable Borrower and the relevant Lenders of each determination of a Term Benchmark. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify each applicable Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

2.14         Alternate Rate of Interest. (a)  Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)       the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.5 (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.5 (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an Base Rate Loan.

(b)         Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)         Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)         The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)         Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)         Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an Base Rate Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an Base Rate Loan.

2.15       Pro Rata Treatment and Payments.

(a)         Each borrowing by any Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)         Reserved.

(c)         Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)         All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 8.7. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)         Unless the Administrative Agent shall have been notified in writing by any Lender prior to 12:00 Noon, New York City time on the date of the applicable borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from any Borrower. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment, (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment then each of the Lenders severally agree to repay the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (e) shall be conclusive, absent manifest error.

(f)         Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(g)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(e), 2.15(f), 2.17(e) or 8.7, the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.16       Requirements of Law.

(a)         If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)       shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)       shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender; or

(iii)      shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Essent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)         If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Essent (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)         Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented; provided, however, that a Lender shall be compensated with respect to any such change in law only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other credit facilities permit it to impose such charges.

(d)         A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender to Essent (i) setting forth in reasonable detail the manner in which such amounts were determined and (ii) certifying if applicable as required by Section 2.16(c) (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts incurred more than 180 days prior to the date that such Lender notifies Essent of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17       Taxes.

(a)         Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)         The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)         As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)         The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Essent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)         (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Essent and the Administrative Agent, at the time or times reasonably requested by Essent or the Administrative Agent, such properly completed and executed documentation reasonably requested by Essent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Essent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Essent or the Administrative Agent as will enable Essent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the relevant Borrower is a U.S. Person,

(A)	any Lender that is a U.S. Person shall deliver to Essent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Essent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Essent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Essent or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)	to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F on behalf of each such direct and indirect partner;

(C)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Essent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Essent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Essent or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Essent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Essent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Essent or the Administrative Agent as may be necessary for Essent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Essent and the Administrative Agent in writing of its legal inability to do so.

(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)         An Irish Treaty Lender and each Borrower or Guarantor which makes a payment to which that Irish Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for that Borrower or Guarantor to obtain authorization to make that payment without any deduction or withholding for or on account of tax.

(j)         Each Lender which (1) makes a Loan to a Borrower which is organized or formed under the laws of Ireland, and (2) becomes a party to this Agreement after the date of this Agreement shall indicate, for the benefit of the Administrative Agent and without liability to any Borrower or Guarantor, which of the following categories it falls in:

(i)         not an Irish Qualifying Lender;

(ii)        an Irish Qualifying Lender (other than an Irish Treaty Lender); or

(iii)       an Irish Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 2.17(j) then such New Lender shall be treated for the purposes of this Agreement (including by each Borrower or Guarantor) as if it is not an Irish Qualifying Lender or Irish Treaty Lender (as applicable) until such time as it notifies the Administrative Agent which category applies.

2.18       Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than lost profits) or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section 2.18 setting forth in reasonable detail the basis for requesting such amount submitted to Essent by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19       Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office, including any other Affiliate, for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

2.20       Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) becomes a Defaulting Lender, (c) has provided the notice referred to in Section 9.19 or (d) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.18 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by Essent, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.21        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6;

(b)          the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

In the event that the Administrative Agent and Essent each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.22        Increase in Commitments.

(a)          The Borrowers and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Revolving Commitments by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase to the Facility and (ii) the applicable Increased Facility Closing Date; provided that immediately prior to and after giving effect to any such increase in the Revolving Commitments (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date). Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of Revolving Commitments after giving pro forma effect to incremental facilities entered into after the Closing Date pursuant to this paragraph shall not exceed $750,000,000 and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in an amount equal to $5,000,000 (or a whole multiple of $5,000,000 in excess thereof) and (y) no more than five Increased Facility Closing Dates may be selected by the Borrowers after the Closing Date. No Lender shall have any obligation to participate in any increase described in this Section 2.22 unless it agrees to do so in its sole discretion.

(b)          Any additional bank, financial institution or other entity which, with the consent of Essent and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in this Section 2.22 shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)           Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Facility, the Borrowers shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in amounts determined by reference to the amount of each Type of Loan (and, in the case of Term Benchmark Loans, of each Term Benchmark Borrowing) which would then have been outstanding from such Lender if (i) each such Type or Term Benchmark Borrowing had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Term Benchmark Borrowing requested to be so borrowed or effected had been proportionately increased. The Term Benchmark applicable to any Term Benchmark Loan borrowed pursuant to the preceding sentence shall equal the Term Benchmark then applicable to the Term Benchmark Loans of the other Lenders in the same Term Benchmark Borrowing (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the applicable Borrower and the relevant Lender).

(d)          Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the increased or new Revolving Commitments evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the consent of the Borrowers (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 3.      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

3.1          Financial Condition.

(a)           The audited consolidated balance sheets of Essent and its Subsidiaries as of December 31, 2021, 2022 and 2023, and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Essent as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Essent and its Subsidiaries as of March 31, 2024 and the related consolidated statements of income, cash flows and stockholders’ equity for the three-month period then ended present fairly in all material respects the consolidated financial condition of Essent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP throughout the periods involved (subject to (in the case of any such unaudited financial statements) the absence of footnotes and normal year-end audit adjustments and except as disclosed therein).

(b)           The audited consolidated balance sheets of Essent Re and its Subsidiaries as of December 31, 2022 and 2023, and the related consolidated statements of income, cash flows and stockholder’s equity for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Essent Re as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Essent Re and its Subsidiaries as at March 31, 2024 and the related unaudited consolidated statements of income, cash flows and stockholder’s equity for the three-month period then ended present fairly in all material respects the consolidated financial condition of Essent Re and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP throughout the periods involved (subject to (in the case of any such unaudited financial statements) the absence of footnotes and normal year-end audit adjustments and except as disclosed therein).

(c)           Essent has heretofore furnished to the Lenders, with respect to each Regulated Insurance Company, copies of the annual Statutory Statements as of December 31, 2022 and 2023 for the fiscal years then ended, and copies of the quarterly Statutory Statements as of March 31, 2024 for the fiscal quarter then ended, in each case as filed with the Applicable Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”); provided, that the Statutory Statement of a Regulated Insurance Company shall not be required to be delivered for any year or quarter that such Regulated Insurance Company was not a Subsidiary of Essent. The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the relevant quarterly statement, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance in all material respects with the applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Regulated Insurance Companies covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Regulated Insurance Companies covered thereby for the respective periods then ended.

3.2          No Change. Since December 31, 2023, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3           Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concept is applicable in the relevant jurisdiction), (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (to the extent such concept is applicable in the relevant jurisdiction) except in the case of this clause (c) to the extent that the failure to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except in each case to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4           Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5           No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation except as would not reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation applicable to any Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

3.6           Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7           No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8           Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property except, in each case, for defects and other imperfections in title that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9           Insurance Licenses. Each Regulated Insurance Company holds all licenses (including licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations necessary or otherwise required to transact insurance and reinsurance business (collectively, the “Insurance Licenses”) except any Insurance Licenses the failure of which to hold would not reasonably be expected to have a material adverse impact on Essent and its Subsidiaries taken as a whole. To the best of the Borrower’s knowledge, there is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or similar proceedings, (ii) no sustainable basis for such suspension, revocation or limitation and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above and either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

3.10         Reserved.

3.11         Taxes. Each Group Member has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed and has paid all Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).

3.12         Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If reasonably requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.13         Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.14         ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Pension Plan and have performed all their obligations under each Pension Plan; and (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event.

3.15         Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.16         Subsidiaries. Except as disclosed to the Administrative Agent by Essent in writing from time to time after the Closing Date, (a) Schedule 3.16 sets forth the name and jurisdiction of incorporation of each Subsidiary of Essent and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Borrower or any of their respective Subsidiaries, except as created by the Loan Documents.

3.17         Use of Proceeds. The proceeds of the Loans (if any) shall be used to finance the working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries, including without limitation the making of capital contributions and other investments (directly or indirectly) in Subsidiaries of the Borrowers that are insurance companies.

3.18         Reserved.

3.19         Accuracy of Information, etc. No written statement or information (other than projections, pro forma financial information, other forward-looking and/or projected information and information of a general economic or industry-specific nature) contained in this Agreement, any other Loan Document, the Information Materials or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Information Materials, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which they were made (after giving effect to all supplements and updates thereto from time to time). The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.20        Reserved.

3.21        Reserved.

3.22        COMI. For the purposes of the Council Regulation (EC) 2015/848 on insolvency proceedings (the “European Insolvency Regulation”) the centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) of Essent IIH is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the European Insolvency Regulation) in any other jurisdiction.

3.23        Reserved.

3.24         Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions, and the Borrowers, their respective Subsidiaries and their respective officers, directors and employees, and to the knowledge of any Borrower their respective agents, are in compliance with Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Borrowers, any of their respective Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law, Anti-Money Laundering Laws or Sanctions. The foregoing representations in this Section 3.24 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

3.25         Insurance Business. All insurance policies issued by any Group Member are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.26         Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

3.27         Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of Plan Asset Regulations).

SECTION 4.      CONDITIONS PRECEDENT

4.1          Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it on the Closing Date, if any, is subject to the satisfaction, prior to or concurrently with such effectiveness and the making of any such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Refinancing Agreement. The conditions set forth in Sections 4 and 5 of the Refinancing Agreement shall have been satisfied.

(b)           Financial Statements. The Lenders shall have received all of the financial statements referred to in Section 3.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Essent and its Subsidiaries or Essent Re and its Subsidiaries, in each case, as reflected in the financial statements or projections contained in the Information Materials.

(c)           Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(d)          Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation, certificate of formation or other similar document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (if available in such jurisdiction), and (ii) a long form good standing certificate (or equivalent) for each Loan Party from its jurisdiction of organization (if available in such jurisdiction).

(e)           Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)         the legal opinion of Willkie Farr & Gallagher LLP, counsel to the Initial Borrower and its Subsidiaries, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent; and

(ii)         the legal opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Initial Borrower and its Subsidiaries, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f)         No Default. No Default or Event of Default shall have occurred and be continuing on such date under the Existing Credit Agreement, immediately prior to giving effect to the effectiveness hereof and any extensions of credit requested to be made on the Closing Date. No Default or Event of Default shall have occurred and be continuing on such date under this Agreement, after giving effect to the effectiveness hereof and any extensions of credit requested to be made on the Closing Date.

(g)           Representations. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date).

(h)           No MAE. Since December 31, 2023, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

(i)         KYC Information. The Borrower shall have provided to each Lender, and each such Lender shall be reasonably satisfied with, the all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case at least five (5) Business Days prior to the Closing Date.

For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed the Refinancing Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2          Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit, but excluding the incremental facilities established in accordance with Section 2.22) is subject to the satisfaction of the following conditions precedent (it being understood, for the avoidance of doubt, that the conversion or continuation of any Loan on any such date shall not be subject to any such conditions):

(a)           Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date).

(b)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.      AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Borrowers shall and shall cause each of its Subsidiaries to:

5.1           Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of (i) each fiscal year of Essent, a copy of the audited consolidated balance sheet of Essent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, cash flows and stockholders’ equity for such year, setting forth in comparative form the figures for the previous year, reported on without a “going concern” or like qualification (other than as it may result from the maturity of the Loans hereunder within the coming 12-month period) or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing (it being understood and agreed that the delivery of Essent’s Form 10-K (as filed with the SEC) shall satisfy the requirements set forth in this subsection (a) to the extent it contains such audited consolidated financial statements); and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Essent, the unaudited consolidated balance sheet of Essent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the figures for the previous year, certified by a Responsible Officer of Essent as being fairly stated in all material respects (subject to normal year-end audit adjustments) (it being understood and agreed that the delivery of Essent’s Form 10-Q (as filed with the SEC) shall satisfy the requirements set forth in this subsection (b) to the extent it contains such unaudited consolidated financial statements).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Essent’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from an Agent Party’s own gross negligence or willful misconduct).

Documents required to be delivered pursuant to Section 5.1 or 5.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Initial Borrower posts such documents, or provides a link thereto on the Initial Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide electronic copies of the certificate of a Responsible Officer of Essent by Section 5.1(b) to the Administrative Agent.

5.2           Certificates; Other Information. Furnish to the Administrative Agent for the further distribution to each Lender (or, in the case of clause (k), to the relevant Lender):

(a)           concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year of Essent, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent or as otherwise required to be provided to the Administrative Agent pursuant to the Guarantee Agreement, a description of any Person that has become a Group Member since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b)           reserved;

(c)           within 45 days after the end of each fiscal quarter of Essent (or 90 days, in the case of the fourth fiscal quarter of each fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Essent and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year (it being understood and agreed that the delivery of Essent’s Form 10-Q or Form 10-K, as applicable (as filed with the SEC), shall satisfy the requirements set forth in this subsection (c));

(d)           within five (5) days after the same are sent, copies of all financial statements and reports that any Borrower sends to the holders of any class of its debt securities or public equity securities that are material to the interest of the Lenders and, within five (5) days after the same are filed, copies of all financial statements and reports that any Borrower may make to, or file with, the SEC;

(e)           promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents from such administrator or sponsor and the Borrowers shall provide copies of such documents to the Administrative Agent promptly after receipt thereof; (ii) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any of the Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (iii) all notices received by any of the Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iv) copies of such other documents or governmental reports or filings relating to any Pension Plan, Foreign Plan or Foreign Benefit Arrangement as the Administrative Agent shall reasonably request;

(f)         Evidence of insurance renewals as required under Section 5.5 hereunder in form and substance reasonable acceptable to the Administrative Agent;

(g)           By no later than the following dates, a copy of each Statutory Statement filed, or required to be filed, by each Regulated Insurance Company:

(A) in the case of annual Statutory Statements, (1) within three (3) Business Days after the regulatory filing date, in each case such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP and (2) no later than each June 15, copies of such annual Statutory Statements audited and certified by independent certified public accountants of recognized national standing;

(B) in the case of quarterly Statutory Statements, within three (3) Business Days after the regulatory filing date, in each case such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP;

(h)          promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License;

(i)         promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (A) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority and (B) each report, order, direction, instruction, approval, authorization, license or other notice which any Borrower or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, if such matter has resulted in, or would reasonably be expected to have a material adverse impact on Essent and its Subsidiaries taken as a whole;

(j)         promptly following receipt thereof by any Regulated Insurance Company, notice of any direction or other notification received by such Regulated Insurance Company from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act 1978 of Bermuda if such matter has resulted in, or would reasonably be expected to result in a Material Adverse Effect; and

(k)          promptly, (x) such additional information regarding the business, financial or corporate affairs of Essent or any of its Subsidiaries, or compliance with the terms of any Loan Document, as any Agent for itself (or at the request of any Lender) may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.3        Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations in respect of Tax liabilities and other governmental charges that, if not paid, would reasonably be expected to result in a Material Adverse Effect, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.4       Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted pursuant to Sections 6.4(a), 6.4(b) and 6.5(b) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrowers, their respective Subsidiaries and each of their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

5.5           Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear, casualty, condemnation and obsolescence excepted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable (as determined in the good faith judgment of the management of the Borrowers) insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business (after giving effect to any self-insurance reasonable and customary in the applicable jurisdiction for companies engaged in the same or similar businesses).

5.6           Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries (in all material respects) in conformity with GAAP and/or SAP, as applicable, and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent to visit and inspect who may be accompanied by a representative of the applicable Loan Party any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable advance notice to the Borrowers and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) so long as no Event of Default exists, the Administrative Agent shall be entitled to reimbursement of expenses for one (1) such inspection per fiscal year and (ii) if an Event of Default does exist, then representatives of the Lenders may exercise inspection rights (in coordination with the Administrative Agent); provided, further that none of the Borrowers or any other Loan Parties shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by contract, applicable law, rule, regulation or court order or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

5.7           Notices. Give notice to the Administrative Agent promptly after a Responsible Officer of any Borrower obtains knowledge of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that would reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Group Member (i) which would reasonably be expected to have a Material Adverse Effect and is not covered by insurance, or (ii) which relates to any Loan Document;

(d)           (i) the occurrence of any ERISA Event or Foreign Plan Event which would reasonably be expected to have a Material Adverse Effect, specifying the nature thereof, any action any of the Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(e)           the announcement by any Rating Agency of the issuance or change of a rating for the long–term issue rating with respect to the Relevant Rating;

(f)            any development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(g)           (i) any restrictions imposed on any shares of Essent IIH pursuant to the Irish Companies Act; (ii) of any report made by inspectors appointed to Essent IIH pursuant to the Irish Companies Act; (iii) of any disclosure made relating to any shares or debentures of Essent IIH under the Irish Companies Act; (iv) of any declaration, order or deemed order for disqualification or restriction under the Irish Companies Act including Part 14, Chapters 3 and 4 and any notice under the Irish Companies Act including Part 14, Chapter 5, regarding a disqualification or restriction undertaking in respect of any director of Essent IIH; (v) of any intention on the part of any person of which it becomes aware to hold Essent IIH liable for the whole, or part of any of the debts of any other member of the group of companies to which Essent IIH belongs or a Related Company of any member of the group of companies to which Essent IIH belongs or of any contribution order or pooling order made under Sections 599 or 600 of the Irish Companies Act; (vi) of its intention (and shall notify the Administrative Agent forthwith of any intention on the part of any person of which it becomes aware) to present a petition before any competent court or any analogous proceedings or actions for the appointment of an examiner, an administrator, a liquidator or any similar officer to, or over the whole or any part of the assets of any member of the group of companies to which Essent IIH belongs or any Related Company of any member of the group of companies to which Essent IIH belongs and (vii) of any notice received by Essent IIH under Section 1002 of the TCA if the effect of any of the foregoing matters would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

SECTION 6.      NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1           Financial Condition Covenants.

(a)           Consolidated Net Worth. Permit Consolidated Net Worth of Essent as of the last day of any fiscal quarter to be less than the sum of (without duplication) (i) 70% of Consolidated Net Worth of Essent as of March 31, 2024, (ii) 50% of cumulative Consolidated Net Income of Essent and its Subsidiaries for each fiscal quarter of Essent (beginning with the fiscal quarter ending June 30, 2024) for which Consolidated Net Income is positive, and (iii) 50% of any increase in the Consolidated Net Worth of Essent after March 31, 2024 resulting from the issuance of equity by or capital contributions to Essent or any of its Subsidiaries; provided that for purposes of calculating compliance with this Section 6.1(a), an amount equal to 50% of any deferred tax charge recognized by Essent resulting from a single increase in the applicable corporate tax rate may be added back to Consolidated Net Worth;

(b)           Debt-to-Total Capitalization. As of the last day of any fiscal quarter, permit the Debt-to-Total Capitalization Ratio of Essent to exceed 0.30 to 1.00; provided that, for purposes of any such calculation, the aggregate principal amount of any hybrid securities accorded equity treatment by S&P at the time of issuance thereof shall be excluded as Consolidated Total Debt but only to the extent that such hybrid securities do not exceed 15% of Total Capitalization; and

(c)           PMIERS Compliance. At any time, fail to be in compliance with all applicable “financial requirements” imposed pursuant to PMIERs when and to the extent such financial requirements are effective, subject, for the avoidance of doubt to any forbearance thereunder afforded by any Government-Sponsored Enterprise.

6.2           Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness of non-Loan Parties, except:

(a)           Reserved.

(b)           Indebtedness of any Subsidiary of Essent that is not a Loan Party to Essent or any other Subsidiary of Essent;

(c)           Indebtedness of Essent Guaranty to the Federal Home Loan Bank in the ordinary course of business (“FHLB Indebtedness”);

(d)           Guarantee Obligations (x) incurred in the ordinary course of business by any Group Member of obligations of any Loan Party, (y) consisting of capital maintenance agreements for the benefit of any Regulated Insurance Company or (z) of a Group Member in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.2;

(e)           Indebtedness outstanding on the date hereof and listed on Schedule 6.2(e) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(f)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(g)          additional Indebtedness of any Subsidiary of Essent that is not a Loan Party secured solely by mortgage-related assets (the “Mortgage Secured Financings”); provided, that at the time any such Mortgage Secured Financing is entered into, and after giving pro forma effect to such additional Indebtedness, the Borrowers are in compliance with the requirements of Section 6.1;

(h)           additional Indebtedness of any Subsidiary of Essent that is not a Loan Party in an aggregate principal amount (for all such Subsidiaries) not to exceed the greater of $100,000,000 and 2.0% of the Consolidated Net Worth of Essent and its Subsidiaries as of the end of the most recent fiscal quarter of Essent for which consolidated financial statements are available at any one time outstanding;

(i)            Indebtedness representing deferred compensation to officers, directors and employees of Essent and its Subsidiaries in the ordinary course of business;

(j)            Indebtedness in respect of (i) letters of credit issued in connection with reinsurance transactions in the ordinary course of business, (ii) bids, tenders, performances and surety bonds or appeal bonds and (iii) worker’s compensation claims, disability, health or employee benefits and self-insurance obligations, in each case of clauses (i) through (iii), incurred in the ordinary course of business; and

(k)           any Indebtedness of any Person existing at the time such Person becomes a Subsidiary of Essent, is merged or consolidated with or into any Subsidiary of Essent or assumed by a Loan party in connection with an investment; provided that such Indebtedness is not incurred in contemplation of such merger, consolidation or investment.

6.3           Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)           (x) Liens for unpaid Taxes not exceeding $1,000,000 in the aggregate at any one time and (y) other Liens for Taxes (I) not overdue for more than 30 days or (II) that are being contested in good faith by appropriate proceedings, provided that in the case of clause (II) adequate reserves with respect thereto are maintained on the books of Essent or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Essent or any of its Subsidiaries;

(f)            Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(e), provided that no such Lien extends to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of Essent or any Subsidiary incurred pursuant to Section 6.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 180 days following the acquisition of such fixed or capital assets, (ii) the amount of Indebtedness secured thereby is not increased and (iii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h)           reserved;

(i)            any interest or title of a lessor under any lease entered into by Essent or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)            Liens on marketable securities or Capital Stock of the Federal Home Loan Bank, in each case in favor of the Federal Home Loan Bank and securing FHLB Indebtedness;

(k)            Liens consisting of restrictions imposed by applicable law (including regulations) or imposed by any Governmental Authority or Government-Sponsored Enterprise (including, for the avoidance of doubt, “financial requirements” imposed pursuant to PMIERS and similar restrictions imposed by any Government-Sponsored Enterprise and agreements with any Governmental Authority or Government-Sponsored Enterprises);

(l)            Liens securing obligations owed by Essent to any of its Subsidiaries or owed by any Subsidiary to Essent or any other Subsidiary, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(m)          Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of cedents to secure insurance and reinsurance recoverables owed to them by such Regulated Insurance Company, including, without limitation, transfers or deposits into trust accounts made in the ordinary course of business to secure insurance or reinsurance obligations of any Regulated Insurance Company in connection with Government-Sponsored Enterprise risk-share transactions covering risk on mortgage loans in reference pools associated with Freddie Mac’s ACIS program and Fannie Mae’s CIRT program in the ordinary course of business;

(n)           Liens in favor of depository banks arising as a matter of law;

(o)           any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of Essent, is merged or consolidated with or into any Subsidiary of Essent; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder and require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.2;

(p)           transfers or deposits into trust accounts made in the ordinary course of business to secure Essent Re’s insurance or reinsurance obligations in connection with Government-Sponsored Enterprise risk-share transactions covering risk on mortgage loans in reference pools associated with Freddie Mac’s ACIS program and Fannie Mae’s CIRT program in the ordinary course of business;

(q)           Liens attaching solely to cash earnest money deposits required to be made under the terms of any letter of intent or purchase agreement for an acquisition;

(r)            judgment Liens not constituting an Event of Default;

(s)           Liens on mortgage-related assets to secure Mortgage Secured Financings;

(t)           Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Essent and all Subsidiaries) the greater of $50,000,000 and 1.0% of the Consolidated Net Worth of Essent and its Subsidiaries as of the end of the most recent fiscal quarter of Essent for which consolidated financial statements are available at any one time outstanding; and

(u)           Liens on cash, Cash Equivalents and marketable securities deposited in collateral accounts required to secure capital calls.

6.4           Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)          any Subsidiary (other than a Borrower) (x) may be merged or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving corporation) (y) may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) or (z) that is not a Guarantor may be merged or consolidated with or into another Subsidiary that is not a Borrower or a Guarantor;

(b)           any Subsidiary (other than a Borrower) may Dispose of any or all of its assets (i) to any Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5;

(c)            any Subsidiary of any Borrower (other than any Borrower) may liquidate or dissolve itself in accordance with the law; provided that such Person’s assets (if any) are distributed to a Borrower or a Guarantor (or if such Subsidiary was not owned by a Borrower or a Guarantor, to the Subsidiary that is its parent) in connection with such liquidation or dissolution; and

(d)           any investment not prohibited by this Agreement may be structured as a merger, consolidation or amalgamation.

6.5           Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           Dispositions of Cash Equivalents;

(b)           Dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of the Borrowers and their Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(c)           the sale of inventory in the ordinary course of business;

(d)           Dispositions permitted by clause (i) of Section 6.4(b);

(e)           the sale or issuance of any Subsidiary’s Capital Stock to any Borrower or any Wholly Owned Subsidiary Guarantor;

(f)           any ceding of insurance or reinsurance in the ordinary course of business including, without limitation, to off shore special purpose insurers;

(g)          Dispositions of assets obtained through foreclosure or otherwise through the exercise of remedies in respect of obligations owed by a third party to Essent or any of its Subsidiaries or otherwise in respect of mortgage loans insured by Essent or any of its Subsidiaries;

(h)           any Disposition pursuant to a Reinsurance Agreement so long as such Disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;

(i)           Dispositions of Investments by any Regulated Insurance Company (other than Capital Stock of Subsidiaries engaged in insurance lines of business) and Dispositions of Investments in marketable securities at fair value by Essent, Essent IIH and Essent USH in exchange for cash in an aggregate amount not to exceed the amount of such marketable securities on the balance sheet of Essent as of the Closing Date, in the ordinary course of business consistent with past practices and investment policy approved by the board of directors of such Regulated Insurance Company or Essent, Essent IIH and Essent USH, as applicable;

(j)           Dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof;

(k)           Dispositions by any Loan Party to another Loan Party or by any Subsidiary that is not a Loan Party to a Borrower or any Subsidiary;

(l)           non-exclusive licenses or sublicenses, or leases or subleases granted to any third parties in arm’s length commercial transactions in the ordinary course of business;

(m)          Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(n)           issuances of Capital Stock (i) by a direct or indirect Wholly Owned Subsidiary of a Borrower to a Borrower or to one or more Wholly Owned Subsidiaries of a Borrower or (ii) by a non Wholly Owned Subsidiary of a Borrower to the respective equity holders of such non Wholly Owned Subsidiary, on a pro rata basis;

(o)           any Subsidiary of any Borrower (other than any Borrower) may liquidate or dissolve itself in accordance with the law; provided that such Person’s assets (if any) are distributed to a Borrower or a Guarantor (or if such Subsidiary was not owned by a Borrower or a Guarantor, to the Subsidiary that is its parent) in connection with such liquidation or dissolution;

(p)          Dispositions of mortgage related assets securing Mortgage Secured Financings; and

(q)          Dispositions of other property having a fair market value not to exceed in the aggregate from the Closing Date until the Revolving Termination Date, 40% of the Consolidated Net Worth of Essent, calculated as of the fiscal period most recently ended prior to the date of such Disposition for which financial statements have been delivered pursuant to Sections 5.1(a) or (b).

6.6          Changes in Fiscal Periods. Permit the fiscal year of any of the Borrowers to end on a day other than December 31 or change the method of determining fiscal quarters utilized by the Borrowers.

6.7           Use of Proceeds. Request any Loan, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (b) and (c) of this Section 6.7 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

SECTION 7.      EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrowers only), Section 5.7(a) or Section 6 of this Agreement; or

(d)          any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to Essent from the Administrative Agent or the Required Lenders; or

(e)           any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and any Swap Agreement) on the scheduled or original due date with respect thereto, in each case beyond any period of grace or cure; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, which default, event or condition continues after the applicable grace or notice period, if any, provided in the instrument or agreement under which such Indebtedness was created and the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $45,000,000 or more; or

(f)           there occurs under any Swap Agreement to which Essent or any Subsidiary is party an Early Termination Date (as defined in such Swap Agreement) resulting from (x) any event of default under such Swap Agreement as to which Essent or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (y) any Termination Event (as so defined) as to which Essent or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by Essent or such Subsidiary as a result thereof is greater than $45,000,000 (in the aggregate for all such Swap Agreements);

(g)           (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, examinership, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, examinership or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, examiner, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Material Group Member shall make a general assignment for the benefit of its creditors; or (vii) any insurance commissioner or any other insurance regulatory official having jurisdiction issues a corrective order that is material to the business of Essent and its Subsidiaries, take as a whole, or initiates any regulatory proceeding to oversee or direct the management of the business of Essent or any Subsidiary and such order or proceeding shall continue undismissed for 30 days; or (viii) any Material Group Member shall receive any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act 1978 of Bermuda; or

(h)           (i) an ERISA Event and/or a Foreign Plan Event shall have occurred or (ii) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan, that either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or

(i)           one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $45,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)           this Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert;

(k)           any Guarantee Agreement, if entered into pursuant to Section 9.24, shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(l)            any one or more Insurances Licenses of a Group Member shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(m)          (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding voting common stock of Essent; or (ii) Essent shall cease to own and control, of record and beneficially, directly, 100% of the Capital Stock of any of Essent IIH or Essent USH free and clear of all Liens (other than Liens permitted by Section 6.3); or

(n)          any notice pursuant to Section 1001 of the TCA, or notice of attachment pursuant to Section 1002 of the TCA, in relation to Essent IIH is issued by the Irish Revenue Commissioners that has had, or would reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 8.      THE AGENTS

8.1           Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing:

(a)           it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties, regardless of whether a Default has occurred and is continuing; and

(b)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

8.2           Delegation of Duties. The Administrative Agent may perform any of its duties and exercise its rights and powers under this Agreement and the other Loan Documents by or through any one or more agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and any such agents or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such agent or attorneys-in-fact and to the Related Parties of the Administrative Agent and any such agent or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3           Exculpatory Provisions. Neither any Agent nor any of their respective Affiliates, nor any respective officers, directors, employees, agents, advisors or attorneys-in-fact of any Agent or any Agent’s respective Affiliates shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Agents nor any of their respective Affiliates, nor any respective officers, directors, employees, agents, advisors or attorneys-in-fact of any Agent or any Agent’s respective Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby with the consent or at the request of the Required Lenders (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. In addition, neither the Agents nor any of their respective Affiliates, nor any respective officers, directors, employees, agents, advisors or attorneys-in-fact of any Agent or any Agent’s respective Affiliates (i) shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the observance or performance of any of the covenants, agreements contained in, or other terms or conditions of, this Agreement or any other Loan Document, or the incurrence of any Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (e) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (f) to inspect the properties, books or records of any Loan Party. Notwithstanding anything to the contrary set forth herein, no Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.

8.4           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or directions from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or directions have been provided. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

8.5           Notice of Default. The Administrative Agent shall not be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.7 unless and until written notice thereof stating that it is a “notice under Section 5.7” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrowers, or (ii) notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6           Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents has made any representation or warranty to it, and that no act by the Agents hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agents to any Lender as to any matter, including whether the Agents have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

8.7           Lender Reimbursement. The Lenders agree to pay to each Agent and its Affiliates and its and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), any amount required to be paid by the Borrower pursuant to Section 9.5 as a result of any and all Liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such Liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8          Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as though such Agent were not an Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them.

8.9           Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(g) with respect to any Borrower shall have occurred and be continuing) be subject to approval by Essent (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10         Arrangers, Documentation Agents and Syndication Agents. Neither the Arrangers, the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

8.11         Credit Bidding, Proof of Claims.

(a)         The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire assets for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding the Lender (and/or any designee of the Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

(b)           In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under 2.6 and 2.18) allowed in such judicial proceeding; and

(ii)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(iii)      and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 2.18.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.12        Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and all of the conditions for exemptive relief are satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans or the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans or the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)           The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

8.13         Closing Date Agency Resignation and Appointment. (a) As of the Closing Date:

(i)         the Resigning Agent hereby delivers notice to the Borrowers and the Lenders of its resignation as Administrative Agent, as provided under Section 8.9, shall have no further obligations under the Loan Documents in such capacity;

(ii)        the Resigning Agent hereby, except as otherwise provided herein, relinquishes its rights, powers and privileges as Agent under the Loan Documents;

(iii)       the Required Lenders hereby appoint the Successor Agent under this Agreement and the other Loan Documents;

(iv)       each Borrower hereby consents to the appointment of the Successor Agent in its capacity as Administrative Agent under this Agreement and the other Loan Documents; and

(v)       the Successor Agent hereby accepts its appointment as Administrative Agent.

(b)         The parties to this Agreement acknowledge and agree that:

(i)        the Successor Agent shall bear no responsibility for any actions taken or omitted to be taken by the Resigning Agent while the Resigning Agent served as Administrative Agent under this Agreement and the other Loan Documents, and the Resigning Agent shall bear no responsibility for any actions taken or omitted to be taken after the Closing Date by the Successor Agent under this Agreement or any other Loan Document;

(ii)       the Successor Agent succeeds to the rights and obligations of the Administrative Agent under this Agreement and the other Loan Documents and becomes vested with all of the rights, powers, privileges and duties of the Administrative Agent under this Agreement and each other Loan Document, and the Resigning Agent is discharged from all of its duties and obligations as Administrative Agent under this Agreement and the other Loan Documents, in each case, as of the Closing Date;

(iii)       each Borrower hereby consents to the appointment of the Successor Agent in its capacity as Administrative Agent under this Agreement and the other Loan Documents; and

(iv)       from and after the Closing Date, the provisions of Section 8 and Section 9.5 continue in effect for the benefit of the Resigning Agent, its sub-agents and their respective affiliates in respect of any actions taken prior to or after its resignation.

(c)         Each Borrower, the Resigning Agent and the Successor Agent agree that, following the Closing Date, it shall furnish promptly, at the Borrowers’ expense, such other documents, instruments and agreements as may be reasonably requested by any Borrower or the Successor Agent from time to time, and shall take such further action as may be necessary or reasonably requested by any Borrower or the Successor Agent, in each case in order to effect the matters contemplated by this Section 8.13. In the event that, after the Closing Date, the Resigning Agent receives any principal, interest or other amount owing to any Lender or the Successor Agent under this Agreement, the Resigning Agent agrees to promptly forward the same to the Successor Agent as specified by the Successor Agent in writing.

SECTION 9.      MISCELLANEOUS

9.1         Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1 and subject to Section 2.14(b), (c) and (d). The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend any scheduled date of amortization or the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the value of the Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.15 or Section 9.7(a) without the written consent of each Lender adversely affected thereby or (v) amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent or other Agent without the written consent of the Administrative Agent or such other Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of Essent, (i) may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document unless the Required Lenders have objected to any such amendment, modification or supplement within 5 Business Days following written notification thereof and (ii) may amend, modify or supplement any Guarantee Obligations hereunder and under the other Loan Documents.

9.2         Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic communications), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Essent, Essent IIH and Essent USH:	Two Radnor Corporate Center 100 Matsonford Road Radnor, Pennsylvania 19087 Attention: Chief Legal Officer Email: legal@essent.us Telephone: 610-230-0558

Administrative Agent (for payments, Requests for Credit Extensions balance inquiries and interest rate): Administrative Agent (for financial reporting, other reports):

Bank of America, N.A.

900 W. Trade Street

Charlotte, NC 28255-0001

Attention: Sara Horne

Email: sara.horne@bofa.com

Telephone: (980) 387-4805

Bank of America, N.A.

Agency Management

4500 Amon Carter Blvd.

Attention: Jennifer Toney

Email: Jennifer.toney@bofa.com

Telephone: (469) 201-9415

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Borrowers, any Loan Party, the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail, FpML messaging, Internet or internet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

9.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5         Payment of Expenses and Taxes; Indemnification; Limitation of Liability.

(a)         Expenses. The Borrowers agree, regardless of whether the Closing Date occurs (i) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented costs and expenses incurred in connection with the development, preparation, syndication and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other expenses of one firm counsel to the Administrative Agent and Arrangers and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Essent prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender and the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of their respective counsel; provided that such counsel shall only include one firm of counsel for the Administrative Agent and one additional firm of counsel for all of the Lenders, taken as a whole (plus, in the event of an actual or potential conflict of interest, one additional firm of counsel for the group of affected Lenders), and (iii) to pay, indemnify, and hold each Lender, the Arrangers and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

(b)         Limitation of Liability. To the extent permitted by applicable law, the Borrowers agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, any claim against any Arranger, the Administrative Agent, any Syndication Agent, any Documentation Agent or any Lender or their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet). No Lender-Related Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Lender-Related Person. No Lender-Related Person shall be liable for any Liability on any theory of indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not relieve the Loan Parties of any obligations they may have to indemnify a Lender-Related Person, as provided in Section 9.5(c), against any Liabilities on any theory of indirect, special, exemplary, punitive or consequential damages asserted against such Lender-Related Person by a third party.

(c)         Indemnification. The Borrowers agree, regardless of whether the Closing Date occurs, to pay, indemnify, and hold each Lender, the Arrangers, the Documentation Agents, the Syndication Agents and the Administrative Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other Liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any Proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any Group Member’s operations or properties and the reasonable fees, disbursements and other charges of one firm of counsel and one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) plus, in the event of an actual or potential conflict of interest, one additional firm of counsel and local counsel in each appropriate jurisdiction in connection with Proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its controlled affiliates, directors, officers or employees, (ii) a material breach of the obligations of such Indemnitee under the Loan Documents in connection with a claim brought by any of the Borrowers or (iii) any Proceeding that does not involve an act or omission by any of the Borrowers or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any Proceeding involving any Agent or any Arranger in their capacity or in fulfilling their roles as an Agent or Arranger hereunder or in any similar role), and provided, further, that this Section 9.5(c) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(d)         Payments. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by any Borrower pursuant to this Section 9.5 shall be submitted to Sara Horne (email address: sara.horne@bofa.com), at the address of such Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by such Borrower in a written notice to the Administrative Agent.

(e)         Survival. The agreements in this Section 9.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

9.6         Successors and Assigns; Participations and Assignments.

(a)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)         (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than (x) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), (y) a Disqualified Lender or (z) a Borrower or any Affiliate or Subsidiary of any Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)	Essent (such consent not to be unreasonably withheld or delayed), provided that no consent of Essent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7(a) or Section 7(g) has occurred and is continuing, any other Person; and provided, further, that Essent shall be deemed to have consented to any such assignment unless Essent shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)	the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(ii)         Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of Essent and the Administrative Agent otherwise consent, provided that (1) no such consent of Essent shall be required if an Event of Default under Section 7(a) or Section 7(g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Essent and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for Public Lenders and/or (B) provide the DQ List to each Lender and/or Assignee or Participant or potential Assignee or Participant requesting the same.

For the purposes of this Section 9.6, “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)         The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)         Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities which is not a Disqualified Lender, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), a Borrower or any Affiliate or Subsidiary of any Borrower (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at Essent’s request and expense, to use reasonable efforts to cooperate with Essent to effectuate the provisions of Section 2.20 with respect to any Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure rights and/or obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in this paragraph (d).

9.7         Adjustments; Set-off.

(a)         Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)         In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify Essent and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.8         Counterparts; Electronic Execution. (a)  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Essent and the Administrative Agent.

(b)         Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

9.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10         Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12         Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

(a)         submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any against any property of any Loan Party in any other forum in which jurisdiction can be established;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)         appoints (in the case of any Borrower that is not organized under the laws of any jurisdiction within the United States) Essent USH as its agent to receive on its behalf and its property service of the summons and complaints and any other process which may be served in any such action or proceeding; provided that a copy of such process is also mailed in the manner provided in Section 9.2. Such service may be made by mailing or delivering a copy of such process to the applicable Borrower in care of Essent USH at the address of Essent USH provided in Section 9.2, and Essent, Essent IIH and each other Borrower or Guarantor that is not organized under the laws of any jurisdiction within the United States hereby irrevocably authorized and directs Essent USH to accept such service on its behalf.

(e)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(f)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

9.13         Acknowledgments. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Essent acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between Essent, each other Loan Party and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of Essent and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Essent and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Essent, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Agents nor any Lender has any obligation to Essent, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Essent, the other Loan Parties and their respective Affiliates, and neither the Agents nor any Lender has any obligation to disclose any of such interests to Essent, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Essent and each other Loan Party hereby waives and releases any claims that it may have against the Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14         Releases of Guarantees . Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to, at the sole cost and expense of Essent, take any action requested by Essent having the effect of releasing any guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 (and any such actions, including, without limitation, the execution and delivery of any documents pursuant to this Section 9.14 shall be without recourse to, or warranty by, the Administrative Agent).

9.15         Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with provisions at least as restrictive as those in this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by Essent in its sole discretion, to any other Person. “Information” means all information received from any Borrower relating to such Borrower or its business, other than any such information that is or becomes available to the Administrative Agent or any Lender on a non-confidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data service providers (including market data collectors), including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their respective Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their respective Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.16         WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17         USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

9.18         Reserved.

9.19         Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund or charge interest or fee with respect to any Loan or Commitment or to determine or charge interest rates based upon the Term Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore interbank market, then, on notice thereof by such Lender to Essent through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or Commitment or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term Benchmark component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term Benchmark component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Essent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrowers shall, within three Business Days’ upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term Benchmark component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term Benchmark, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term Benchmark component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term Benchmark. Each Lender agrees to notify the Administrative Agent and the Borrowers promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term Benchmark. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

9.20         Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.21         Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

9.22      Erroneous Payments.

(a)         Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

(b)         Each party’s obligations under this Section 9.22 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document

9.23      Designated Subsidiary Borrowers.

(a)         Essent may at any time, upon not less than 15 Business Days’ notice from Essent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), designate any Wholly Owned Subsidiary of Essent that is organized and existing under the laws of Bermuda, the United States of America (or any state thereof or the District of Columbia) or Ireland (each, an “Applicant Borrower”) as a Designated Subsidiary Borrower to receive Loans by delivering to the Administrative Agent (which shall promptly deliver such notice to each Lender) a duly executed notice thereof from a Responsible Officer of Essent. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Designated Subsidiary Borrower hereunder, and being entitled to utilize the Facility, (i) the obligations of any Designated Subsidiary Borrower under this Facility shall be unconditionally guaranteed by Essent pursuant to customary documentation reasonably satisfactory to the Administrative Agent and Essent (and this Agreement may be amended to the extent (but only to the extent) that the Administrative Agent and Essent determine is reasonably necessary to account for such guarantee, and for any technical, administrative or operational changes with respect to the establishment of the Applicant Borrower as a Borrower hereunder), (ii) the Administrative Agent shall have received confirmation from each Lender that it may legally lend to, establish credit for the account of and/or do any business whatsoever with any such Designated Subsidiary Borrower, (iii) the Administrative Agent and each Lender shall have received such customary supporting resolutions, incumbency certificates, opinions of counsel, and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or any Lender under the Facility, in their reasonable discretion, and Notes signed by such new Borrower to the extent any Lenders so require and (iv) the Lenders shall have received all documentation and other information with respect to such Applicant Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Promptly following the satisfaction of the preceding conditions, the Administrative Agent shall send a written notice to Essent and the Lenders of the Facility specifying the effective date upon which the Applicant Borrower shall constitute a Designated Subsidiary Borrower for purposes hereof, whereupon each Lender agrees to permit such Designated Subsidiary Borrower to receive Loans, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Subsidiary Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Request may be submitted by or on behalf of such Designated Subsidiary Borrower until the date five Business Days after such effective date.

(b)         Each Subsidiary of Essent that is or becomes a Designated Subsidiary Borrower pursuant to this Section 9.23 hereby irrevocably appoints Essent to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) Essent may execute such documents on behalf of such Designated Subsidiary Borrower as Essent deems appropriate in its sole discretion and each Designated Subsidiary Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or a Lender to Essent shall be deemed delivered to each Designated Subsidiary Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by Essent on behalf of each of the Loan Parties.

9.24      Subsidiary Guarantors. Essent may at any time, upon not less than 15 Business Days’ notice from Essent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), designate any Wholly Owned Subsidiary of Essent that is organized and existing under the laws of Bermuda, the United States of America (or any state thereof or the District of Columbia) or Ireland as a guarantor of the Obligations of Essent (each, a “Guarantor”) by delivering to the Administrative Agent a duly executed notice thereof from a Responsible Officer of Essent; provided that such notice may be revocable at any time prior to the effectiveness of the applicable Guarantee Agreement and may be conditioned on the designation of such Wholly Owned Subsidiary as a guarantor under the Notes or in respect of other events. The parties hereto acknowledge and agree that prior to any such Wholly Owned Subsidiary becoming a Guarantor hereunder (i) such Wholly Owned Subsidiary shall enter into a customary guarantee agreement (each, a “Guarantee Agreement”) in favor of the Administrative Agent (for the benefit of the Lenders) pursuant to customary documentation reasonably satisfactory to the Administrative Agent and Essent (and this Agreement may be amended to the extent (but only to the extent) that the Administrative Agent and Essent determine is reasonably necessary to account for such guarantee, and for any technical, administrative or operational changes with respect to the establishment of such Wholly Owned Subsidiary of Essent as a Guarantor hereunder), (ii) the Administrative Agent and each Lender shall have received such customary supporting resolutions, incumbency certificates, opinions of counsel, and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or any Lender under the Facility, in their reasonable discretion and (iii) the Lenders shall have received all documentation and other information with respect to such Wholly Owned Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Promptly following the satisfaction of the preceding conditions, the Administrative Agent shall send a written notice to Essent and the Lenders of the Facility specifying the effective date upon which such Wholly Owned Subsidiary shall constitute a Guarantor for purposes hereof.

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